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                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                                    THREE MONTHS
                                                                 -------------------
                                                                 3/31/98     3/31/97
                                                                 -------     -------
                     BASIC

Net earnings applicable to common stock:

     Loss ..................................................  $  (545,203) $  (341,663)
     Deduct preferred stock dividends paid .................      (31,830)     (31,830)
                                                              -----------  -----------
Net earnings/(loss) applicable to common stock .............  $  (577,033) $  (373,493)
                                                              -----------  -----------
                                                              -----------  -----------
Weighted average number of common shares outstanding .......    5,156,238    4,787,462
                                                              -----------  -----------
                                                              -----------  -----------
Earnings/(Loss) per share - Basic ..........................  $     (0.11) $     (0.08)
                                                              -----------  -----------
                                                              -----------  -----------
                   DILUTED

Net earnings applicable to common stock
  on a diluted basis:

     Net earnings applicable to common stock per above .....  $      --    $      --
     Add net interest expense related to convertible
        debentures..........................................         --           --
     Add dividends on convertible preferred stock ..........         --           --
                                                              -----------  -----------
Net earnings applicable to common stock on a diluted basis .          N/A          N/A
                                                              -----------  -----------
                                                              -----------  -----------
Total shares diluted:

     Shares used in calculating  primary earnings per share          --           --
     Additional shares assuming conversion of options and
        warrants ...........................................         --           --

     Additional shares to be issued under full conversion of
        convertible debentures .............................         --           --

     Additional shares to be issued under full conversion of
        preferred stock ....................................         --           --
                                                              -----------  -----------
     Total shares for diluted ..............................          N/A          N/A
                                                              -----------  -----------
                                                              -----------  -----------
Earnings per share - diluted ...............................          N/A          N/A
                                                              -----------  -----------
                                                              -----------  -----------

The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included in some of the calculations of diluted earnings per share, as their effect would be antidilutive.